EXHIBIT 10.1

METROPOLITAN BANK HOLDING CORPORATION
AND METROPOLITAN COMMERCIAL BANK
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of January 7, 2020 (the “Commencement Date”), by and among Metropolitan Bank Holding Corporation, a New York corporation with its principal place of business located at 99 Park Avenue, New York, New York 10016 (the “Company”), its wholly-owned subsidiary, Metropolitan Commercial Bank, a commercial bank with its main office also at 99 Park Avenue New York, New York 10016 (the “Bank”), and Mark R. DeFazio, a natural person residing at 347 Deere Park Place, Staten Island, New York 10301 (“Executive”).
WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company and of the Bank; and
WHEREAS, the Company and the Bank consider the maintenance of a competent and experienced executive management team to be essential to their long-term success; and
WHEREAS, the Company, the Bank, and Executive previously entered into an Employment Agreement dated as of July 27, 2016 (the “Prior Agreement”); and
WHEREAS, the Board of Directors of the Company (the “Company’s Board”) and the Board of Directors of the Bank (the “Bank’s Board”) have determined that it is in the best interests of the Company and Bank to restate the Prior Agreement to provide certain protections to Executive in the event of a Change in Control of the Company or the Bank, and to enter into this Agreement with Executive; and
WHEREAS, this Restated Employment Agreement supersedes and replaces the Prior Agreement; and
WHEREAS, Executive is willing to continue to serve the Company and the Bank in the positions and on the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
1. POSITION AND RESPONSIBILITIES.
(a) Positions.  During the period of Executive’s employment under this Agreement, Executive agrees to continue to serve as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of the Bank.
(b) Responsibilities.  As President and Chief Executive Officer of both the Company and the Bank, Executive shall have general responsibility for the management and control of the business and affairs of both the Company and the Bank, and shall perform all duties and have all powers that are commonly incident to such offices or which, consistent with such offices, may be delegated to Executive by the Company’s Board or the Bank’s Board or are set forth in the bylaws of the Company or the Bank, including but not limited to the day to day operations of the Company and the Bank.  In addition, Executive shall use his best efforts toward development of the Bank, in facets including but not limited to development of new product lines, regulatory interface, raising capital and conducting acquisitions. During the period of Executive’s employment under this Agreement, except for periods of absence occasioned by illness, vacation, or other reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company, the Bank and their subsidiaries, as well as participation in community, professional and civic organizations; provided, however, that, with the approval of the Company’s Board, as evidenced by a resolution thereof, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, any such other companies or organizations that, in the judgment of the Company’s Board, will not present any conflict of interest with the Company, the Bank or their subsidiaries, or materially negatively impact or interfere with Executive’s performance of his duties pursuant to this Agreement.
(c) Working Facilities.  The Company and/or the Bank will furnish Executive with the working facilities and staff customary for executive officers with the title and duties set forth in this Agreement and as are necessary for him to perform his duties.  The location of such facilities and staff shall be at the main office of the Bank or such other office as may be agreed upon from time to time by the parties.
2. TERM OF EMPLOYMENT.
(a) Term.  The term of Executive’s employment under this Agreement (the “Term”) shall be (i) the initial term of employment, consisting of the period commencing on the Commencement Date and expiring on the third anniversary of the Commencement Date, plus (ii) any and all automatic extensions of the Term made pursuant to paragraph (b) of this Section 2 below.  Upon expiration of the last day of the Term, if and as thus extended (the “Expiration Date”), Executive’s employment under this Agreement shall terminate, if it has not earlier terminated pursuant to the provisions hereof.
(b) Extension of Term.  The Term of Executive’s employment under this Agreement shall be automatically extended by one day upon completion of each day of Executive’s employment hereunder, such that a constantly extending thirty-six (36) calendar month Term shall remain in effect hereunder, provided, however, that the Company and/or the Bank may elect at any time, for any reason or no reason, to discontinue such automatic extension, by delivery of a written notice of such discontinuation to the Executive, prepared and delivered in accordance with the provisions of Section 8(a) below (any such notice, a “Non-renewal Notice”), in which event the Term of Executive’s employment under this Agreement shall no longer be automatically extended for each day of employment hereunder, but rather shall expire on a fixed Expiration Date, such being the third anniversary of the date of the Non-renewal Notice, as specified in such notice.  During the period commencing not more than sixty (60) and not less than thirty (30) days prior to each anniversary of the Commencement Date of this Agreement (each, an “Anniversary Date”), assuming no prior Non-renewal Notice has been delivered by the Company and/or the Bank to Executive, the Company’s Board and the Bank’s Board will conduct a review of Executive’s performance, and in connection therewith, will make a determination as to whether the automatic extension of the Term of Executive’s employment, as described in the preceding sentence, will be permitted to continue, or alternatively, whether such automatic extension of the Term will be discontinued, such that a fixed Expiration Date will be established.
(c) Early Termination.  At any time during the Term of this Agreement, Executive’s employment hereunder may be terminated early, i.e., before the Expiration Date, (i) by the mutual agreement of the parties hereto, (ii) by one or more of the parties hereto, without the consent of the other party or parties, under certain circumstances and subject to certain terms and conditions as set forth in Sections 4, 5 and 7 hereof, or (iii) upon the death, Disability or Retirement of Executive, as set forth in Section 12 hereof.  The effective date of any such early termination of Executive’s employment hereunder shall be referred to as the “Termination Date.”
3. COMPENSATION AND BENEFITS.
(a) Base Salary.  During the Term of Executive’s employment under this Agreement, the Bank shall pay to Executive for all services rendered by Executive under this Agreement a single base salary (“Base Salary”) at the initial rate of $700,000 per annum, subject to possible subsequent increases from time to time as provided in the ensuing sentence of this paragraph (a), which Base Salary will be payable in accordance with the customary payroll practices of the Company and/or the Bank.  The Company’s Board and the Bank’s Board shall review not less often than annually the then current per annum rate of Executive’s Base Salary, based upon such factors as each board deems relevant, and in connection with any such review, may enter into negotiations with Executive to increase Executive’s Base Salary above its then current per annum rate (in which event the new base salary shall become Executive’s “Base Salary” under this Agreement), or to maintain Executive’s Base Salary at its then current per annum rate.  Under no circumstances, however, may the Company’s Board and the Bank’s Board, acting jointly, decrease Executive’s Base Salary to a per annum rate below the per annum rate then in effect, unless Executive shall have expressly consented in advance in writing to such decrease based upon a Company-wide decrease to most executive officers compensation due to the economic performance of the Company and the Bank, and provided that the percentage decrease to Executive’s Base Salary shall not be in excess of the average decrease to the other executive officer’s base salaries.  In the absence of any review or other action by the Company’s Board and the Bank’s Board, Executive shall continue to receive his Base Salary at the per annum rate then in effect, as last approved by such boards.  The parties agree that the negotiations regarding Executive’s Base Salary shall be concluded no later than February 28 of the year, retroactive to January 1 of such year (with any amounts owed from January 1 to the date of determination of the new Base Salary paid in the next payroll immediately following such determination).
(b) Bonus.  Executive shall be entitled to annual bonus payments (the “Bonus Payments”), to be determined by the Board after discussion with the Executive.  Any such Bonus Payment shall be made not later than March 15th of the calendar year following the calendar year in which the services are performed to which the Bonus relates (so that the Bonus constitutes a short-term deferral exempt from Code Section 409A, as defined herein).  Payment to Executive for any calendar year of a Bonus, if any, shall not be construed as an increase in Executive’s Base Salary.

Any payment to Executive of a Bonus in any year shall not be offset against, and shall not preclude payment to Executive of, any other special cash incentive compensation or cash bonus under any other incentive compensation plan, program or arrangement of the Company or the Bank that may be applicable to Executive from time to time.
(c) Vacation and Holidays.  Executive shall be entitled to five (5) weeks paid vacation each year, to be taken at times selected by him and which are, to the maximum extent possible, at a time mutually agreed upon by the parties.  Executive shall also be entitled to paid legal holidays in accordance with the policies of the Company.
(d) Stock-Based Awards.  Executive shall be entitled to participate in any equity or equity-based compensation plans as may be adopted by the Company’s Board and, as necessary, approved by the Company’s stockholders from time to time, under which awards may be granted to senior officers or employees of the Company or the Bank or to members of the Company’s Board or the Bank’s Board who also serve as such senior officers or employees (any such, a “Stock Plan”).  The terms and conditions of any such types of equity awards granted to Executive generally shall be not less favorable from the standpoint of the award recipient than the terms and conditions of such types of awards granted to other similarly situated senior officers, subject to the terms and conditions in the relevant Stock Plan.
(e) Other Employee Benefits.  In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to continue to participate in any employee benefit plans, arrangements and perquisites of the Company and/or the Bank in which he participated or was eligible to participate as of the Commencement Date.  Executive shall also be entitled to participate in any employee benefits or perquisites the Company and/or the Bank offers to senior officers or employees from time to time during the Term of his employment.  Neither the Company nor the Bank will, without Executive’s prior written consent, make any changes in such plans, arrangements or perquisites which would adversely affect Executive’s rights or benefits thereunder (other than a reduction or elimination of Executive’s benefits under one or more benefit plans maintained by the Company and/or the Bank as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with applicable law)) without separately providing for an arrangement that both ensures Executive receives or will receive the economic value that Executive would otherwise lose as a result of such adverse changes, and which does not give rise to a violation of Code Section 409A.  Without limiting the generality of the foregoing provisions of this paragraph (e), Executive shall be entitled to participate in or receive benefits under all plans relating to stock options, restricted stock awards or restricted stock units, stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, directors’ retirement, group life insurance, medical and other health and welfare coverage that are made available by the Company or the Bank currently or at any time in the future during the Term of this Agreement, subject to and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.   The Company shall also provide Executive with an annual automobile allowance of Fifteen Thousand Dollars ($15,000), or such other amount as mutually agreed among the parties, which amount is to be paid in quarterly installments in advance.

4.	CERTAIN EARLY TERMINATIONS OF EMPLOYMENT; PAYMENTS AND BENEFITS.
(a) Termination of Executive by the Company or the Bank, Not for Cause.  If at any time during the Term of Executive’s employment under this Agreement, the Company and/or the Bank early terminates Executive’s employment (other than a Termination for Cause under Section 7 or a Termination due to Disability under Section 12), the Bank (i) shall pay to Executive the cash payment specified in paragraph (c) of this Section 4, below, and (ii) shall provide and pay to Executive those post-termination benefits and payments specified in paragraph (d) of this Section 4, below.  A termination of Executive’s employment by the Company and/or the Bank pursuant to the foregoing sentence (any such, a “Termination without Cause”) shall be effected by way of a written Notice of Termination delivered by the Company and/or the Bank to Executive, as defined and subject to the terms and conditions set forth in Section 8(b) below, which notice, among other things, shall identify the proposed Termination Date, which date may not be earlier than the date of the notice.  The ultimate Termination Date of Executive’s employment shall be the proposed Termination Date identified in the Notice of Termination, unless prior to such date the parties shall mutually agree in writing (a) that there will not be any such termination of Executive’s employment under this Section 4(a), or (b) that such termination will take place but as of some other date that is earlier or later than such proposed Termination Date, in which event such other date will become the actual Termination Date.
(b) Termination of Employment by Executive for Good Reason.
(i) Executive’s Election and Notice.  If at any time during the Term of Executive’s employment under this Agreement, there shall occur any of the specific actions or events, or series of actions or events, that individually or collectively constitute “Good Reason,” as defined in Section 25 of this Agreement, Executive shall have the right, exercisable by him at any time within ninety (90) days after he first becomes aware (or reasonably should have become aware) of such occurrence, to elect to terminate his own employment with the Company and the Bank under this Section 4(b).  Such termination (a “Termination for Good Reason”) shall be communicated to the other parties by way of a prior written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b) below, delivered by Executive to the Company and the Bank, which notice, among other things, shall identify with reasonable specificity the action or event, or series of actions or events, constituting the Good Reason underlying Executive’s election, as well as the proposed Termination Date of his employment, which date may not be earlier than the thirtieth (30th) day following the date of such notice.
(ii) Possible Cure.  If Executive has elected to terminate his own employment under this Section 4(b) and has delivered a Notice of Termination to such effect, the Company and/or the Bank, if they have the ability to cure the actions or conditions constituting the Good Reason cited by Executive in his notice before the proposed Termination Date identified in Executive’s notice (or such later Termination Date as may be agreed upon by the parties), may individually or jointly elect to effect such a cure.  If the Company and/or the Bank succeed in such cure, then: (A) the proposed Termination for Good Reason by Executive of his own employment under this paragraph (b) will be deemed ineffective, (B) the mutual obligations, duties and rights of the parties under this Agreement will continue in effect as though Executive had never attempted to terminate his employment for Good Reason, and (C) neither the Company nor the Bank shall take any adverse or retaliatory action against the Executive solely as a result of his initial election to terminate his employment under this Section 4(b).
(iii) Consequences of Termination.  If and when a Termination for Good Reason by Executive of his own employment under this paragraph (b) becomes effective, the Bank (i) shall pay to Executive the cash payment specified in Section 4(c) below, and (ii) shall provide and pay to Executive the continuing post-termination benefits and payments specified in Section 4(d), below.  The Termination Date of such termination shall be the proposed Termination Date set forth in Executive’s notice of Termination, unless prior to such date the parties shall mutually agree in writing (a) that there will not be any such termination of Executive’s employment under this Section 4(b), or (b) that such termination will take place but as of some other date that is earlier or later than such proposed Termination Date, in which event such other date will become the actual Termination Date.
(c) Cash Payment.  In the event of any Termination without Cause of Executive’s employment under Section 4(a) above, or any Termination for Good Reason by Executive of his own employment under Section 4(b) above, the Bank shall pay to Executive (or, if Executive dies after such termination of employment but before such payment, to his beneficiary(ies) or his estate, as the case may be), within the period following the Termination Date specified below, an amount in cash equal to the sum of: (i) three (3) times Executive’s Base Salary; plus (ii) an amount equivalent to the Bonus Payment received by, and/or determined to be paid to, Executive with respect to the year immediately prior to the year in which occurred such termination.  The parties hereto further agree that all payments received by Executive hereunder will not be subject to diminution if Executive, subsequent to such Termination Not for Cause or Termination for Good Reason, becomes employed elsewhere.
The total amount paid to Executive under this Section 4(c) shall be paid in a single lump sum cash distribution made within ten (10) days following the Termination Date; provided however, if, at the Termination Date, Executive is a “Specified Employee” of the Company or the Bank, as defined in Treasury Regulation 1.409-1(i), then, solely to the extent required to avoid penalties under Section 409A of the Internal Revenue Code (the “Code”), such payment shall be delayed until the first day of the seventh full month following the Termination Date, or ten (10) days following his earlier death.  Such payment shall not be reduced in the event Executive obtains other employment following such early termination of his employment hereunder.
(d) Other Post-Termination Benefits.  In the event of Executive’s Termination without Cause under Section 4(a), above, or Termination for Good Reason under Section 4(b) above, Executive shall become immediately vested in any outstanding unvested equity or equity-based awards granted to Executive.
5.	VOLUNTARY TERMINATION BY EXECUTIVE OF EMPLOYMENT WITHOUT GOOD REASON.
(a) 30 Day Prior Notice.  If at any time during the Term of Executive’s employment under this Agreement, Executive elects to voluntarily terminate his own employment with the Company and the Bank, other than any such early termination that qualifies as (i) a Termination for Good Reason under Section 4(b), above, or (ii) a termination for Disability or upon Retirement under Section

12, below, Executive shall be obligated to deliver, and shall deliver to each of the Company and the Bank, a prior written Notice of Termination, as defined and subject to the terms and conditions set forth in Section 8(b), below, which notice, among other things, shall identify the proposed Termination Date, which may not be earlier than the thirtieth (30th) day nor later than the forty-fifth (45th) day following the date of the notice.
(b) Payments; Benefits.  In the event of any such voluntary termination of employment by Executive under this Section 5, Executive shall be entitled to receive from the Company and/or the Bank, as of or after the Termination Date of his employment, any accrued but unpaid Base Salary payable to Executive as of the Termination Date, a pro rata apportionment of any Bonus Payment that the  parties agree will be paid for the year in which the resignation occurs, as well as any other benefits or rights due to Executive as of or after the Termination Date under any other compensation or benefit plan, policy or arrangement of the Company and/or the Bank as in effect on the Termination Date, including any vested benefits or amounts payable thereunder to Executive as a former employee, in accordance with the terms and conditions of such plans, policies and arrangements, including retirement plans and health and welfare plan.
 6. PAYMENT TO EXECUTIVE UPON THE OCCURENCE OF A CHANGE IN CONTROL.
(a) Payment Upon a Change in Control.  If a Change in Control, as defined in Section 25, below, shall occur, the Bank shall, within ten (10) days following the effective time of the Change in Control event, pay and provide to Executive (or if Executive dies prior to such payment, to his beneficiary or beneficiaries or his estate, as the case may be), in lieu of any cash payments under Section 4(c) above which are payable only in the event of a termination of employment, a lump sum cash payment equal to: (i) three (3) times Executive’s Base Salary; plus (ii) an amount equivalent to the Bonus Payment received by, and/or determined to be paid to, Executive with respect to the year immediately prior to the year in which occurred such Change in Control.  For the avoidance of doubt, the payment of the amount under Section 6(a)(ii) shall be in addition to the payment of any Bonus Payment made under Section 3(b) of this Agreement. In the event Executive also has a Termination without Cause or Termination for Good Reason in connection with a Change in Control, Executive shall not be entitled to a cash severance payment under Section 4(c) of this Agreement.  Notwithstanding the foregoing, in the event Executive has a Termination without Cause or Termination for Good Reason in connection with or following a Change in Control, Executive shall be entitled to the Post-Termination Benefits set forth in Section 6(b) below.
(b) Post-Termination Benefits.  In the event of a Termination without Cause or a Termination for Good Reason in connection with or following a Change-in-Control, as defined in Section 25, Executive shall become immediately vested in any outstanding unvested equity or equity-based awards granted to Executive.
7. TERMINATION OF EXECUTIVE’S EMPLOYMENT FOR CAUSE.
(a) At any time during the Term of this Agreement, including after a Change in Control, the Company and/or the Bank may terminate Executive’s employment hereunder for “Cause,” as defined in Section 25, below.  In the event that any termination under this Section 7 (a

“Termination for Cause”) becomes effective, Executive shall not have any rights to receive, and shall not receive, any compensation or benefits for any period after the Termination Date, including  compensation or benefits that he would otherwise have been entitled to receive after a termination of his employment under any other provisions of this Agreement, except for any such compensation or benefits that he is entitled to receive as a matter of law.
(b) In order for a Termination for Cause to become effective under this Section 7, each of the following must occur:
(i)
Notice.  The Company and/or the Bank must deliver to Executive a written Notice of Termination, as defined and meeting the requirements set forth in Section 8(b) below, which notice (i) clearly discloses that the Company and/or the Bank, as applicable, intends to terminate Executive for Cause within the meaning of this Section 7,  (ii) sets forth in reasonable detail the facts and circumstances allegedly constituting such Cause such that Executive has a fair opportunity to understand and defend himself against such allegations; and (iii) advises Executive of his right to request a hearing, as described in subparagraph (b)(ii), below, and the date or range of dates for such hearing, if requested.

(ii)
Hearing.  The Company and/or the Bank, as applicable, shall provide Executive with an opportunity to be heard, with assistance of counsel if he so desires, before the Company’s Board and/or the Bank’s Board, as applicable, at a hearing to be held on a date or within a range of dates identified in the Notice of Termination, which date may not in any event be earlier than the thirtieth (30th) day after the date of the notice, for the purpose of enabling Executive to demonstrate, through written and/or verbal rebuttal, that Cause for his termination does not exist.  The hearing may be held in conjunction with a regular or special meeting of such board (or each such board) at which the Executive’s Termination for Cause will subsequently be evaluated and determined.

(iii)
Final Determination by Board.  After the hearing (if there is a hearing), or after a period of at least thirty (30) days has elapsed after the date of the Notice of Termination (if there is not a hearing), each of the Company’s Board and the Bank’s Board, acting at a regular or special meeting of such board duly called and held, shall make a final determination in its reasonable discretion as to whether Cause for the termination of Executive exists and if each of the boards determine, by the affirmative vote of not less than a majority of the entire membership thereof (excluding Executive), that Cause for the termination of Executives does exist and that Executive should be terminated for Case, there shall be delivered to Executive written notice of the final determination of such board or boards that Executive be terminated for Cause and identifying the effective date of such termination (the Termination Date).

(c) Without limiting the foregoing, the Company and/or the Bank, on or after delivery to Executive of the initial Notice of Termination to Executive, may suspend Executive, with or without pay (but with all benefits continued), for a period not to exceed forty (40) days, and such suspension shall not constitute either a Termination without Cause or a Termination for Good

Reason of Executive under the Agreement.  In the event that the Executive is suspended and it is ultimately determined that the Executive should not be terminated for Cause, then the Executive shall immediately resume employment with the Company and the Bank in accordance with the terms of this Agreement, and if the Executive’s suspension was without pay, then all suspended pay shall be paid to the Executive with his first paycheck after the suspension is lifted.   To the extent possible, the Company and the Bank shall take all necessary actions to either not disclose the suspension, or if disclosure is required, that such disclosure be made in a manner that is reasonably determined to not adversely affect the personal and business reputation of the Executive.
8. CERTAIN NOTICES
(a) Non-Renewal Notice.  Any Non-Renewal Notice delivered by the Company and/or the Bank to Executive under Section 2(b) of this Agreement shall be in writing.  Such notice shall state that the Company’s Board and/or the Bank’s Board (as appropriate) has elected to discontinue the automatic extension of the Term of Executive’s employment under Section 2(b), by action taken by such board(s), and shall identify the date on which such board or each such board acted, and that such date (or if there is more than one such date, the later of such dates) shall be deemed the date of non-renewal as well as the date of the Non-Renewal Notice.  Any notice given under this Section 8(a) may be delivered to Executive (i) in person, by an agent or representative of the Company and/or the Bank, (ii) by paid courier, (iii) by e-mail (in which there must be a confirmation that the email was received and read), or (iv) by U.S. mail, return receipt requested, in each case, at or addressed to the residence address of Executive (or if by email, the email address of Executive) as set forth at such time on the Company’s records;
(b) Notice of Termination.  In the event of any early termination of Executive’s employment under this Agreement, including without limitation under any of Sections 4, 5 and 7, the notice of termination (a “Notice of Termination”) required to be delivered by the party(ies) electing to terminate Executive’s employment to each of the other party(ies) hereto shall be in writing, and shall identify (i) the specific termination provision in this Agreement relied upon by the terminating party(ies), (ii) the terminating party(ies)’ proposed Termination Date for such termination, and (iii) the date of the notice, determined as provided below.  The Notice of Termination shall also set forth such other information, if any, as may be required in the particular termination provision under which the election is being made.  The Notice of Termination must be delivered in person by the terminating party (or one of the terminating parties, if there is more than one), or by a representative or agent of any such party, to each of the other party(ies), at the address of the particular party (which shall be the street address of the main office of the Bank on such date, and for Executive, the street address of his principal residence on such date).  The date of any Notice of Termination is the date such notice is delivered to the last party entitled to such delivery to whom delivery is made.  Such date of delivery shall be set forth on the notice itself, or shall be communicated by the terminating party to each of the other parties by other means, including email or other electronic means of communication (in which case there must be a confirmation that the email or other electronic means of communication was received and read), on or as soon as possible after the date of the notice.
(c) Upon delivery by any party to any other party of a Notice of Termination with respect to any early termination of Executive’s employment under this Agreement, the ability of any other party to early terminate Executive’s employment hereunder shall be suspended until the attempt by the party giving the earlier Notice of Termination to achieve such termination is abandoned or fails, provided however, that no provision in this Agreement, including this Section 8(c), will prevent, suspend, or in any way delay or interfere with any determination by the Company and/or the Bank to notify Executive that he is being terminated for Cause and to proceed with all actions required in connection with such termination, which determination, once reached and communicated to Executive by way of a Notice of Termination, will preempt and preclude any other attempt by any party, including Executive, to early terminate his employment, until the for Cause termination proceeding has been completed or abandoned.
9. SECTION 280G MATTERS.
 (a) In the event that Executive becomes entitled to one or more payments (with a “payment” interpreted to include, without limitation, the vesting of an option or other non-cash benefit or property, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Bank or the Company or any affiliated company or trust) (the “Total Payments”), which are or become subject to the tax imposed by Section 4999 of the Code (or any similar tax that may hereafter be imposed) (the “Excise Tax”), the Company shall pay to Executive at the time specified below an additional amount (the “Gross-up Payment”) (which shall include, without limitation, reimbursement for any penalties and interest that may accrue in respect of such Excise Tax) such that the net amount retained by Executive, after reduction for any Excise Tax (including any penalties or interest thereon) on the Total Payments and any federal, state and local income or employment tax and Excise Tax on the Gross-up Payment provided for by this Section 9, but before reduction for any federal, state or local income or employment tax on the Total Payments, shall be equal to the sum of (i) the Total Payments, and (ii) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-up Payment is to be made.  For the avoidance of doubt, the foregoing shall be interpreted to require Company to pay Executive an amount such that Executive would retain the same payments and benefits as Executive would have retained, without regard to federal, state or local income or employment taxes on the Total Payments, as if the Total Payments were not subject to Sections 280G and 4999 of the Code (including any penalties and interest).

(b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax,

(i)           the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the written opinion of independent compensation consultants or auditors of nationally recognized standing selected by the Company prior to a Change in Control and reasonably acceptable to Executive (“Independent Auditors”), the Total Payments (in whole or in part) do not constitute parachute payments, or such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the base amount within the meaning of Section 280G(b)(3) of the Code or are otherwise not subject to the Excise Tax,

(ii)           the amount of the Total Payments which shall be treated as subject to the Excise Tax shall be equal to the lesser of (A) the total amount of the Total Payments or (B) the amount of excess parachute payments within the meaning of Section 280G(b)(1) of the Code (after applying subparagraph (i) above), and

(iii)           the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Independent Auditors appointed pursuant to subparagraph (i) above in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed (A) to pay federal income taxes at the highest marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made; (B) to pay any applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year (determined without regard to limitations on deductions based upon the amount of Executive’s adjusted gross income); and (C) to have otherwise allowable deductions for federal, state and local income tax purposes at least equal to those disallowed because of the inclusion of the Gross-up Payment in Executive’s adjusted gross income.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, Executive shall repay to the Company within thirty (30) days following the time that the amount of such reduction in Excise Tax is finally determined (but, if previously paid to the taxing authorities, not prior to the time the amount of such reduction is refunded to Executive or otherwise realized as a benefit by Executive) the portion of the Gross-up Payment that would not have been paid if such Excise Tax had been applied in initially calculating the Gross-up Payment, plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest and penalties payable with respect to such excess) within thirty (30) days following the time that the amount of such excess is finally determined (but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes).

(d) The Gross-up Payment provided for above shall be paid to the Executive, to the extent it can be reasonably determined, on the closing date (“Closing Date”) of a transaction resulting in the payment of a parachute payment that gives rise to an Excise Tax, even if the Total  Payments have not been made as of such Closing Date, or if the Gross-up Payment cannot be determined on such Closing Date, then as soon as such Excise Tax can be reasonably determined, but in no event later than the thirtieth day (or such earlier date as the Excise Tax becomes due and payable to the taxing authorities) after it has been determined that the Total Payments (or any portion thereof) are subject to the Excise Tax (but in no event later than the end of the calendar year next following the calendar year in which Executive remits the related taxes); provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such Closing Date, the Company shall pay to Executive on such Closing Date an estimate, as determined by the Independent Auditors appointed pursuant to subparagraph 9(b)(i) above, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), as soon as the amount thereof can be determined.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess amount, together with interest at the rate provided in Section 1274(b)(2)(B) of the Code, shall be repaid by Executive to the Company within thirty (30) days after notice from the Company of such determination.  If more than one Gross-up Payment is made, the amount of each Gross-up Payment shall be computed so as not to duplicate any prior Gross-up Payment.  The Company shall have the right to control all proceedings with the Internal Revenue Service that may arise in connection with the determination and assessment of any Excise Tax and, at its sole option, the Company may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority in respect of such Excise Tax (including any interest or penalties thereon); provided, however, that the Company’s control over any such proceedings shall be limited to issues with respect to which a Gross-up Payment would be payable hereunder and Executive shall be entitled to settle or contest any other issue raised by the Internal Revenue Service or any other taxing authority.  Executive shall cooperate reasonably with the Company in any proceedings relating to the determination and assessment of any Excise Tax and shall not take any position or action that would materially increase the amount of any Gross-up Payment hereunder.
(e)    All fees and expenses of the Independent Auditors shall be borne solely by the Company. Any determinations by the Independent Auditors shall be binding on the Company and Executive, absent manifest error. The Independent Auditors shall provide detailed supporting calculations both to the Company and Executive at least 15 business days prior to the scheduled date of a Change in Control or on such earlier date as requested by either party.
10. POST-TERMINATION OBLIGATIONS.
Executive shall, upon reasonable notice, furnish to the Company and/or the Bank such information and assistance as may reasonably be required by such entity(ies) in connection with any litigation to which they or any of their subsidiaries is, or may become, a party.  Executive also agrees, upon prior reasonable notice and reimbursement by the Company and/or the Bank of reasonable costs and expenses of Executive, including for his time, to cooperate with the Company, the Bank or their subsidiaries in any legal matters that may require Executive’s participation and/or assistance during the twenty-four (24) month period following the Expiration Date of Executive’s employment under this Agreement or any earlier termination of such employment.  Executive expressly agrees to provide reasonable assistance (including testimony where appropriate) in such matters.  The Company and/or the Bank will only request such assistance from Executive if such assistance is reasonably necessary.
11.    NON-SOLICITATION, NON-DISCLOSURE AND NON-DISPARAGEMENT.
(a) Non-Solicitation.  Executive recognizes  that the business of the Company and the Bank is highly competitive, and therefore acknowledges and agrees that at all times while employed by the Company and/or the Bank and, in the event of his voluntary termination of employment without Good Reason under Section 5 (only), for a period of one (1) year following the date of the

Executive’s termination of such employment, Executive shall not personally, directly or indirectly, individually or together with any other person, as owner, shareholder, investor, member, partner, proprietor, principal, director, officer, executive, manager, agent, representative, independent contractor, consultant or otherwise induce, request or attempt to influence any officer of the Company or the Bank to terminate his or her employment with the Company or the Bank.  This Section 11(a) shall not apply to hiring or recruitment efforts that are either initially directed to the public without the direct or indirect involvement by the Executive (e.g., through a recruiter or a recruiting website).
(b) Non-Disclosure.  Executive recognizes and acknowledges that his knowledge of the business activities and plans for business activities of the Company, the Bank and their subsidiaries, as it may exist from time to time, is a valuable, special and unique asset of the business of the Company, the Bank and their subsidiaries.  Executive will not, for a period of three (3) years following expiration or termination of his employment hereunder, disclose any knowledge of the past, present, planned or considered business activities of the Company, the Bank and their subsidiaries to any person, firm, corporation or other entity for any reason or purpose whatsoever, unless expressly authorized to do so by the Company’s Board or the Bank’s Board or as required by law.  Notwithstanding the foregoing, Executive may disclose any knowledge of banking, financial and/or economic principles, concepts or ideas which are not solely and exclusively derived from the business plans and activities of the Company, the Bank or their subsidiaries.  In the event of a breach or threatened breach by Executive of the provisions of this Section 11(b), the Company and/or the Bank will be entitled to an injunction restraining Executive from disclosing, in whole or in part, knowledge of the past, present, planned or considered business activities of the Company, the Bank or their subsidiaries or from rendering any services to any person, firm, corporation or other entity to whom such knowledge, in whole or in part, has been disclosed or is threatened to be disclosed.  Nothing herein will be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available to the Company and/or the Bank for such breach or threatened breach of this Section 11(b), including the recovery of damages from Executive.
(c) Non-Disparagement.  Executive agrees that, during the Term and thereafter, he will not, directly or indirectly, alone or in conjunction with any other party, make statements to customers or suppliers of the Company and/or the Bank or to other members of the public that are in any way disparaging or negative towards the Company or the Bank, or the products or services of either, or the Company’s or the Bank’s representatives, Directors, or employees.  The Company and the Bank agree that, during the Term and thereafter, they will not, directly or indirectly, alone or in conjunction with any other party, make statements to customers or suppliers of the Company and/or the Bank or to other members of the public that are in any way disparaging or negative towards the Executive.
(d) Remedies.  Executive acknowledges and agrees that his obligations under this Section 11 are of a special and unique nature and that a failure to perform any such obligation or a violation of any such obligation would cause irreparable harm to the Company and/or the Bank, the amount of which cannot be accurately compensated for in damages by an action at law. In the event of a breach by the Executive of any of the provisions of this Section 11, the Company and/or the Bank shall be entitled to an injunction restraining the Executive from such breach.  Nothing in this

Section shall be construed as prohibiting the Company and/or the Bank from pursuing any other remedies available for any breach of this Section 11.
12. DEATH, DISABILITY OR RETIREMENT.
(a) Death.  This Agreement shall terminate upon Executive’s death, and within thirty days of Executive’s death, the Company shall pay to Executive’s estate (at the direction of his executor or administrator), as the case may be, the sum of: (a) the amount of any earned but unpaid Base Salary and benefits; (b) (i) three (3) times Executive’s Base Salary; plus (ii) an amount equivalent to the Bonus Payment received by, and/or determined to be paid to, Executive with respect to the year immediately prior to the year in which Executive’s death occurred.  In addition, Executive shall become immediately vested in any outstanding unvested equity or equity-related awards granted to Executive.  Amounts payable under this Section 12(a) shall be paid pursuant to a life insurance policy or policies acquired and paid for by the Company on the life of the Executive, if and to the extent the Executive is insurable (otherwise from Company assets).  The Executive shall cooperate in the acquisition of such life insurance policy(ies), including disclosing requested information and submitting to physical examinations.
(b)	Disability.
(i)
Payments on Short Term Disability.  In the event that Executive suffers any disability during the Term of this Agreement, as “disability” is defined in the Bank’s short-term disability insurance policy (“Disability”), and all subsequent renewal and/or replacement policies, then the Company shall continue to compensate Executive in the full amount owing to Executive under this Agreement, as if Executive had suffered no such Disability, through the entire period covered by such short-term disability insurance policy or until Executive no longer suffers from the Disability.  Executive shall pay to the Company any and all amounts he receives as short-term disability payments from the short term disability insurance policy and all subsequent renewal and replacement policies.

(ii)
Payments on Long-Term Disability.  In the event the Executive becomes totally disabled, as the term is defined in the Bank’s long-term disability insurance policy (“Totally Disabled”), and all subsequent renewal and/or replacement policies, then the Company or the Bank shall continue to compensate Executive in the full amount owing to Executive under this Agreement, as if Executive had not become Totally Disabled, for a period of thirty (30) days commencing on the date on which Executive is determined to be Totally Disabled.  Within thirty (30) days of the date on which Executive is determined to be Totally Disabled, Executive shall receive from the Company and/or the Bank a lump sum cash payment equal to: three (3) times Executive’s Base Salary; plus (ii) an amount equivalent to the Bonus Payment received by, and/or determined to be paid to, Executive with respect to the year immediately prior to the year in which Executive becomes Totally Disabled.  In such event, Executive shall pay to the Company and/or the Bank any and all amounts he receives as long-term disability payments from the provider of the long-term disability insurance policy pursuant to said long-term disability insurance policy and all subsequent renewal and/or replacement policies.  In addition, Executive shall become immediately vested in any outstanding unvested equity awards granted to Executive upon the determination that Executive is Totally Disabled.

(iii)	Termination of Employment. In the event Executive is determined to be Totally Disabled, Executive’s obligation to perform services under this Agreement will terminate.

(c) Retirement.  If Executive has attained retirement or early retirement age under any tax-qualified retirement plan of the Company and/or the Bank in which Executive is a covered employee (“Retirement Plan”), Executive may elect to retire under such Retirement Plan, in the manner and subject to the procedures specified in such plan, and in such event, Executive shall be entitled to such benefits and shall receive such payments as are provided under such Retirement Plan and under any other tax-qualified or nonqualified retirement pension, severance or other similar plan then maintained by the Company and/or the Bank in which Executive is then a covered employee or otherwise entitled to participate.  The termination of Executive’s employment incident to such retirement will not be deemed an early termination of Executive’s employment under any of Sections 4, 5 or 7 of this Agreement.
13. EFFECT ON PRIOR AGREEMENTS AND EXISTING BENEFIT PLANS.
This Agreement contains the entire understanding between the parties hereto regarding the issues addressed herein, and supersedes any prior employment or change in control agreement between the Company and/or the Bank (or their predecessors) and Executive, except that this Agreement shall not affect or operate to reduce any benefit or compensation inuring to Executive of a kind elsewhere provided.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.
14. NO ATTACHMENT.
(a) No Offset or Attachment.  Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.
(b) Binding.  This Agreement shall be binding upon and inure to the benefit of Executive, the Company and the Bank and their respective successors and assigns.
15. MODIFICATION AND WAIVER.
(a) Modification/Amendments.  This Agreement may not be modified or amended, except by an instrument in writing signed by the parties hereto.
(b) Waivers.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.
16. SEVERABILITY.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
17. HEADINGS FOR REFERENCE ONLY.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
18. GOVERNING LAW; JURISDICTION AND VENUE.
(a) This Agreement shall be governed by the laws of the State of New York without regard to principles of conflicts of law of the State of New York and applicable federal law.
(b) Any and all disputes arising out of this Agreement shall be adjudicated by the Supreme Court of the State of New York, New York County.  Furthermore, the Supreme Court of the State of New York, New York County shall exclusively have and exercise personal jurisdiction over the parties hereto concerning any and all disputes arising out of this Agreement and the parties hereto unconditionally submit to such jurisdiction and the exclusivity thereof.
19.    ATTORNEY’S FEES.
All reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company and/or the Bank if and only if Executive is successful pursuant to a legal judgment, arbitration or settlement.  Such payment or reimbursement shall occur no later than two and one-half (2½) months after the dispute is settled or resolved in Executive’s favor.  If the Executive does not prevail in such dispute or question of interpretation relating to this Agreement, then each party shall be responsible for the payment of such parties own legal fees and expenses.
20. NO WAIVERS.
The failure to enforce at any time any of the provisions of this Agreement, or to require at any time performance by any other party of any of the provisions hereof shall in no way be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof, or the right of any party thereafter to enforce each and every provision in accordance herewith.

21. INDEMNIFICATION.
The Company and/or the Bank shall provide Executive (including his heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the expense of the Company and/or the Bank, and each of the Company and the Bank shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or the Bank, as applicable (whether or not he continues to be such a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements.
22. SUCCESSORS AND ASSIGNS.
The Company and/or the Bank shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company and/or the Bank, expressly and unconditionally to assume and agree to perform the Company’s and/or the Bank’s obligations under this Agreement, in the same manner and to the same extent that the Company and/or the Bank would be required to perform if no such succession or assignment had taken place.  Failure of any successor or assignee of the Company or the Bank, whether pursuant to a Change in Control or otherwise, to assume the Agreement shall be deemed to be a material breach of this Agreement, in which case payments shall be made to the Executive pursuant to Section 6 (reduced by any payments previously made pursuant to that Section).
23. SUBJECT TO APPLICABLE LAW.
Any payments made or benefits provided by the Company and/or the Bank to Executive pursuant to this Agreement, or otherwise, and any rights or obligations related to such payments or benefits, are subject to and conditioned upon compliance with applicable law, including but not limited to 12 U.S.C. §§371c, 371c-1 and 12 C.F.R. Part 223 promulgated thereunder, and 12 U.S.C. §1828(k) and 12 C.F.R. Part 359 promulgated thereunder.
24. SECTION 409A COMPLIANCE.
The parties intend that all provisions of this Agreement shall either be exempt from or comply with the requirements of Code Section 409A.  For purposes of this Agreement, “termination,” “termination date” and “terminate” when used in the context of termination of employment shall mean a “separation from service” with the Company and its affiliates (i.e., generally an entity 50% or more of which is owned or controlled by the Company), as such term is defined in Treasury Regulation Section 1.409A-1(h) (provided, that the reasonably anticipated reduced level of bona fide services, if any, to be performed by Executive after such separation from service shall be less than 50 percent of the average level of bona fide services provided to the Company and its affiliates by Executive in the immediately preceding 36 month period).  Nothing in this Agreement shall be interpreted to permit accelerated payment or further deferral of nonqualified deferred compensation, as defined in Code Section 409A, or any other payment or further deferral in violation of the requirements of Code Section 409A.  Executive does not have any right to make any election regarding the time or form of payment due under this Agreement.  Expenses and reimbursement of expenses will be paid by the Company and/or the Bank consistent with their generally applicable policies, and in any event no later than the end of the calendar year following the calendar year in which the expenses are incurred.  With respect to reimbursements that constitute taxable income to Executive, no such reimbursements or expenses eligible for reimbursement in any calendar year shall in any way affect the expenses eligible for reimbursement in any other calendar year and Executive’s right to reimbursement shall not be subject to liquidation in exchange for any other benefit.  No provision of this Agreement shall be operative to the extent that it will result in the imposition of the additional tax described in Code Section 409A(a)(1)(B)(i)(II) and the parties agree to revise the Agreement as necessary to comply with Code Section 409A or an exemption therefrom and fulfill the purpose of the voided provision, or to comply with any available correction program that would eliminate or mitigate potential sanctions under Code Section 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Code Section 409A from Executive or any other individual to the Company or any of its respective affiliates, employees or agents.  All taxes associated with payments made to Executive pursuant to this Agreement, including any liability imposed under Code Section 409A, shall be borne by Executive.
25. CERTAIN DEFINED TERMS.
For purposes of this Agreement, the following capitalized terms shall have the meanings given to each below
(a) “Cause.”  For purposes of any termination of Executive’s employment hereunder for “Cause,” Cause shall be deemed to exist if Executive:
(i)	is convicted of any act of fraud, larceny, misappropriation of funds or embezzlement or of a felony involving securities or banking law; or
(ii)	is disqualified to serve as a senior officer of the Company or the Bank by a bank regulatory agency; or
(iii)	has breached any of Executive’s covenants contained herein.
For purposes of this definition of “Cause,” no act, or failure to act, on the part of Executive shall be deemed “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interests of the Company or the Bank.
(b) “Change-in-Control.”  For purposes of this Agreement, a “Change in Control” shall mean the first to occur of any of the following events:
(i)
A change in the composition of the Board of the Company occurring within a rolling two-year period commencing on the Commencement Date and each annual anniversary thereafter, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” refers to the persons who were directors of either the Bank or the Company immediately before the beginning of such two-year period commencing on the Commencement Date; provided that any director who was not a director as of the Commencement Date shall be deemed to be an Incumbent Director if that director was elected to such board of directors by, or on the recommendation of or with the approval of, at least two-thirds (2/3) of the directors who then qualified as Incumbent Directors; and provided further that no director whose initial assumption of office is in connection with an actual or threatened election contest (relating to the election of directors) shall be deemed to be an Incumbent Director;

(ii)
The Board of Directors of the Company or the Bank effect a merger or consolidation of the Company or the Bank with any other corporation or bank, other than a merger or consolidation in which persons constituting a majority of the board of directors of the corporation or the bank resulting from the merger or consolidation are Incumbent Directors;

(iii)
The Company or the Bank sells to any one person, or more than one person acting as a group (as determined under Code Section 409A) assets of the Company or the Bank that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the corporation immediately before such disposition or related dispositions, where “gross fair market value” means  the value of the assets of the corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets); or

(iv)
The Company or the Bank converts to an entity with publicly traded equity ownership, other than a conversion in which persons constituting a majority of the board of directors of the resulting entity are Incumbent Directors.

Notwithstanding anything herein to the contrary, this definition of Change in Control will conform to the requirements of Code Section 409A and any provision in this definition inconsistent therewith will be null and void.

(c) “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence during the Term of Executive’s employment under this Agreement of any one or more of the following actions or events, or series of actions or events, unless the same shall have been expressly consented to, in advance, by Executive in writing: (A) failure by the Company’s Board to elect or re-elect or appoint or re-appoint Executive as President and Chief Executive Officer of the Company, or failure by the Bank’s Board to elect or re-elect, or approve or re-approve Executive as President and Chief Executive Officer of the Bank, in connection with any annual or other election or appointment by the Company or the Bank of their senior officers for an upcoming year or period (the foregoing provisions shall apply equally to the failure by the applicable board of directors to appoint or re-appoint or to elect or re-elect Executive to the position of President and Chief Executive Officer of a successor to the Company or Bank); (B) any material diminution in Executive’s functions, duties or responsibilities with the Company, the Bank or their subsidiaries, the general effect of which would cause Executive’s position to become one of lesser responsibility, importance or scope from the position and attributes thereof described in Section 1 of this Agreement; (C) relocation of Executive’s principal place of employment to any location more than fifteen (15) miles radius from Executive’s principal place of employment on the Commencement Date of this Agreement, unless the distance in miles between Executive’s principal residence and his new principal place of employment following such relocation is less than the distance in miles between Executive’s principal residence and his principal place of employment immediately prior to such relocation; (D) the completion of any liquidation or dissolution of the Company or the Bank, other than a liquidation or dissolution that is caused by a reorganization that does not affect the status of the Executive; or (E) any material breach of this Agreement by the Company and/or the Bank.
26. JOINT PERFORMANCE GUARANTEE; SOURCE OF PAYMENTS.
The Company unconditionally agrees to pay and provide to Executive all amounts and benefits due hereunder to Executive, including amounts and benefits specifically required to be paid and provided by the Bank, if such amounts are not timely paid or provided by the Bank, for any reason or no reason.  The Bank unconditionally agrees to pay and provide to Executive all amounts and benefits due hereunder to Executive, including amounts and benefits specifically required to be paid and provided by the Company, if such amounts are not timely paid or provided by the Company, for any reason or no reason.  All payments provided in this Agreement shall be timely paid in cash or check from the general funds of the payor.
[Signature Page Follows]

SIGNATURES
IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ATTEST:	METROPOLITAN BANK HOLDING CORPORATION
/s/ Heather Quinn	/s/ David M. Gavrin
Secretary	David M. Gavrin
For the Entire Board of Directors

ATTEST:	METROPOLITAN COMMERCIAL BANK
/s/ Heather Quinn	/s/ David M. Gavrin
Secretary	David M. Gavrin
For the Entire Board of Directors

WITNESS:	EXECUTIVE:
/s/ Heather Quinn	/s/ Mark R. DeFazio
Secretary	Mark R. DeFazio